Exhibit 5.1

June 21, 2013

Board of Directors

MVB Financial Corp.

301 Virginia Avenue

Fairmont, West Virginia 26554-2777

Registration Statement on Form S-8
MVB Financial Corp. 2013 Stock Incentive Plan

Ladies and Gentlemen:

We are acting as counsel for MVB Financial Corp. (the “Company”) in connection with its registration under the Securities Act of 1933, as amended (the “Act”), of 1,100,000 shares of its common stock (the “Shares”) which are proposed to be offered and sold as described in the Company’s Registration Statement on Form S-8 (the “Registration Statement”) for the MVB Financial Corp. 2013 Stock Incentive Plan (the “Plan”) to be filed today with the Securities and Exchange Commission (the “Commission”).

In rendering this opinion, we have relied upon, among other things, our examination of the Plan and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing, we are of the opinion that:

1.          The Company is a corporation duly incorporated and validly existing under the laws of the State of West Virginia.

2.          The Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any related Agreement (as defined in the Plan), will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ JACKSON KELLY PLLC

JACKSON KELLY PLLC